Exhibit 16.1

March 6, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Guidance Software, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Guidance Software, Inc.’s Current Report on Form 8-K dated March 6, 2013 and have the following comments:

1. We agree with the statements made in the first four paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

 /s/ DELOITTE & TOUCHE LLP